PINNACLE ENTERTAINMENT REPORTS 2016 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS

LAS VEGAS, February 22, 2017 - Pinnacle Entertainment, Inc. (NASDAQ: PNK) ("Pinnacle" or the "Company") today reported financial results for the fourth quarter and full year ended December 31, 2016.

2016 Fourth Quarter Highlights:

•
Net revenues were $637.4 million, an increase of $79.0 million or 14.1% year over year. The increase was driven by a $68.3 million contribution from The Meadows Racetrack and Casino ("The Meadows") and growth of $10.7 million or 1.9% in the Company's same-store portfolio of businesses.

•
Loss from continuing operations decreased by $5.2 million to $9.0 million from $14.2 million in the prior year, while the related margin improved to (1.4)% from (2.5)% in the prior year. GAAP diluted net loss per share was $0.16 versus $0.23 in the prior year.

•
Consolidated Adjusted EBITDAR was $169.7 million, an increase of $26.4 million or 18.4% year over year. The year over year increase was driven by an $11.5 million contribution from The Meadows and growth of $14.9 million or 10.4% in the Company's same-store portfolio of businesses.

•
Consolidated Adjusted EBITDAR included a benefit of approximately $4.6 million due to lower expense accruals from compensation program changes. The changes are expected to reduce compensation costs by approximately $2.0 million per year on a recurring basis.

•	Consolidated Adjusted EBITDAR margin increased by 90 basis points year over year to 26.6%. Same-store Consolidated Adjusted EBITDAR margin increased by 214 basis points to 27.8%.

•
Same-store Consolidated Adjusted EBITDAR growth and margin expansion were primarily driven by the performance of the Company's Ameristar Black Hawk, L'Auberge Lake Charles, L'Auberge Baton Rouge, Ameristar East Chicago, and River City businesses.

•	Consolidated Adjusted EBITDA, net of Lease Payments, was $68.3 million, an increase of $20.0 million or 41.4% year over year.

•
On October 12, 2016, the Company completed a $125 million private offering of additional 5.625% Senior Notes at 100.5% of face value.  The net proceeds of the offering were used to repay a portion of the revolving credit facility borrowings incurred to finance The Meadows acquisition.

•	The Company repaid approximately $11 million of Conventional Debt, reducing its total principal balance of Conventional Debt to $953 million as of December 31, 2016.

2016 Full Year and Additional Highlights:

•
Net revenues increased by $87.0 million or 3.8% year over year, which included an $83.9 million contribution from The Meadows and $3.1 million or 0.1% growth in the Company's same-store business portfolio.

•
Consolidated Adjusted EBITDAR increased by $37.5 million or 6.1% year over year, which included a $12.9 million contribution from The Meadows and growth of $24.6 million or 4.0% in the Company's same-store portfolio of businesses. Same-store Consolidated Adjusted EBITDAR margin increased by 103 basis points to 28%.

•
On April 28, 2016, the Company completed the spin-off of its operating businesses and some real property into a new publicly traded entity, which was followed by the sale of substantially all of its real estate assets to Gaming and Leisure Properties, Inc. ("GLPI").

•	On September 9, 2016, the Company completed the acquisition of The Meadows for total consideration of $134 million, after giving effect to purchase price adjustments.

•
In 2016, the Company repurchased approximately 6.2 million shares for $70 million or $11.32 per share, inclusive of repurchases of approximately 0.7 million shares for $8.8 million in the 2016 fourth quarter. Since inception of the repurchases, the Company has reduced its shares of common stock outstanding by approximately 9.7%. As of December 31, 2016, the number of shares outstanding was approximately 55.8 million.

Summary of Fourth Quarter and Full Year Financial Results

(amounts in thousands, except per share data)	Three months ended December 31,		Year ended December 31,
	2016	2015	2016	2015

	(unaudited)
Net revenues (1)	$637,424	$558,419	$2,378,855	$2,291,848
Income (loss) from continuing operations (3,4,5)	$(9,039)	$(14,225)	$(457,880)	$42,115
Income (loss) from continuing operations margin (3,4,5)	(1.4)%	(2.5)%	(19.2)%	1.8%
Consolidated Adjusted EBITDAR (1,2)	$169,703	$143,290	$654,496	$617,020
Consolidated Adjusted EBITDAR margin (1,2)	26.6%	25.7%	27.5%	26.9%
Consolidated Adjusted EBITDA, net of Lease Payments (1,2)	$68,320	$48,265	$269,584	$240,020
Operating income (loss) (3,4,5)	$84,538	$45,965	$(146,325)	$301,166
GAAP net income (loss) attributable to Pinnacle Entertainment, Inc.	$(9,026)	$(13,912)	$(457,410)	$48,887
Diluted net income (loss) per share	$(0.16)	$(0.23)	$(7.79)	$0.77

(1)
The Company's financial results for the year ended December 31, 2016 reflect 114 days of contribution from The Meadows, including net revenues of $83.9 million and Adjusted EBITDAR of $12.9 million. The Company made rent payments for the Meadows Lease of $6.4 million and $7.9 million for the three months and year ended December 31, 2016, respectively.

(2)
For a further description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments, please see the “Glossary of Terms” and “Non-GAAP Financial Measures” and the reconciliations to the GAAP equivalent financial measures below.

(3)
Loss from continuing operations and operating income (loss) for the three months and year ended December 31, 2016 include $1.2 million and $322.5 million, respectively, of non-cash impairment charges to goodwill and $17.0 million and $146.5 million, respectively, of non-cash impairment charges to other intangible assets. The year ended December 31, 2016 amounts principally relate to an interim assessment for impairment as a result of the Company's separation of its real estate assets from its operating assets. Income from continuing operations and operating income for the year ended December 31, 2015 include $4.7 million of non-cash impairment charges to goodwill, related to Pinnacle Retama Partners, LLC and Heartland Poker Tour. Income (loss) from continuing operations and operating income for the three months and year ended December 31, 2015, include $28.0 million and $33.9 million, respectively, of non-cash impairment charges of other intangible assets, principally related to Belterra Park's VLT license.

(4)
Loss from continuing operations and operating income (loss) for the three months and year ended December 31, 2016 include $1.0 million and $56.0 million, respectively, in pre-opening, development and other costs, principally related to the Company's separation of its real estate assets from its operating assets and costs related to its acquisition of The Meadows, versus $2.5 million and $14.2 million, respectively, in the prior year periods.

(5)
Loss from continuing operations and operating income (loss) for the three months and year ended December 31, 2016 include $3.1 million and $16.9 million, respectively, of write-downs, reserves and recoveries, net, versus $6.7 million and $2.7 million, respectively, in the prior year periods.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, "2016 was a tremendous year for Pinnacle Entertainment's shareholders, team members and guests. We are very proud of the results delivered across our Company. We made significant progress advancing our strategic, operational and financial objectives during the year, and are excited about what our Company and its dynamic leaders can achieve in 2017.

"We produced strong financial results in 2016, driven by our focus on growing profitable revenue streams, eliminating non-value added costs, ensuring efficient marketing reinvestment, and leveraging the capabilities at our Las Vegas service center. Consolidated Adjusted EBITDAR increased by $37.5 million or 6.1% and margins expanded by 60 basis points year over year for the full year 2016. Our acquisition of The Meadows business in September 2016 drove a portion of this growth, while our same-store portfolio of businesses produced an increase in Consolidated Adjusted EBITDAR of $24.6 million and margin expansion of over 100 basis points year over year. The key contributors to the growth of cash flow and margin expansion in 2016 in our same-store portfolio of businesses were L'Auberge Baton Rouge, Ameristar Black Hawk, Belterra Park, L'Auberge Lake Charles and Ameristar East Chicago.

"We finished 2016 with solid fourth quarter financial results. Eight of our same-store businesses produced year over year gross gaming revenue growth, while ten produced year over year increases in market share. Our same-store portfolio of businesses produced net revenue growth of $10.7 million or 1.9% and Consolidated Adjusted EBITDAR growth of $14.9 million or 10.4% in the 2016 fourth quarter. The Consolidated Adjusted EBITDAR margins within our same-store portfolio of businesses expanded 214 basis points year over year.

"The mychoice guest loyalty program, with its unique and compelling benefits such as an annual lease of a Mercedes automobile, continues to drive profitable market share gains and strong VIP growth across our portfolio. On a same-store basis, in 2016, we reduced our marketing reinvestment rate 40 basis points, while growing our market share 30 basis points. Gaming volume from our VIP guests increased at a low-single digit rate in 2016.

"Universal card functionality in the mychoice guest loyalty program has been a key operational priority of our Company, particularly to stimulate visitation between the businesses in our portfolio. To that end, we drove an 18% increase in cross-business visitation in 2016, with sequentially stronger performance each quarter of the year.

"Consumer trends in the 2016 fourth quarter were encouraging. On a same-store basis, coin-in and table drop increased by low-single digits in the 2016 fourth quarter. Unrated play has registered year over year growth in seven of the last eight quarters, accelerating to 3.0% in the 2016 fourth quarter, with spend per trip also remaining strong and increasing at a mid-single digit pace.

"Strategically, 2016 was another transformational year, highlighted by the monetization of a majority of our real estate assets to GLPI in April, the ensuing spin-off of our operations into a new publicly traded entity, accretive share repurchases, and the acquisition of The Meadows in September.

"In April 2016, in a transaction valued at the time at over $4.7 billion, our shareholders received $27.49 per share of value in GLPI stock for our real estate assets. We are pleased to have unlocked the substantial value of our real estate through the transaction with GLPI and to have provided our shareholders with ongoing ownership in PNK as a well-capitalized company that is positioned for future growth.

"We are pleased with the operational and strategic accomplishments Pinnacle has achieved in 2016, but we believe there is more to come. As we look to 2017, we will have the same focus. Specifically, our efforts to drive profitable growth, streamline our cost structure, develop team members and enhance the guest experience are expected to deliver long term value to our shareholders," concluded Mr. Sanfilippo.

2016 Fourth Quarter Operational Overview

Midwest Segment
On an as reported basis, inclusive of contributions from The Meadows, net revenues in the Midwest segment increased by $68.6 million or 22.1% year over year to $379.1 million in the 2016 fourth quarter. On this same basis, Adjusted EBITDAR increased by $13.6 million or 15.1% year over year to $103.4 million and Adjusted EBITDAR margin was 27.3%, a decrease of 160 basis points year over year. Midwest segment Adjusted EBITDAR benefited by approximately $2.5 million due to lower expense accruals from compensation program changes.

On a same-store basis, excluding contributions from The Meadows, net revenues increased by $0.3 million or 0.1% year over year to $310.8 million. Adjusted EBITDAR increased by $2.1 million or 2.4% to $91.9 million. On this same basis, Adjusted EBITDAR margin was 29.6%, an increase of 70 basis points year over year.

Ameristar East Chicago generated Adjusted EBITDAR growth in the mid-teens despite a low single digit decline in net revenues. Adjusted EBITDAR margins increased by approximately 280 basis points year over year. This outcome was achieved principally through general and administrative and non-gaming input costs efficiencies.

River City generated mid single digit Adjusted EBITDAR growth despite net revenues that were essentially unchanged year over year. Adjusted EBITDAR margins increased by approximately 190 basis points year over year. River City experienced mid single digit growth of non-gaming revenues from the ramp up of new food and beverage outlets, Cibare Italian Kitchen and Asia Noodle. Additionally, streamlined general and administrative costs contributed to River City's Adjusted EBITDAR growth.

Ameristar Council Bluffs generated a low single digit increase in net revenues and mid single digit Adjusted EBITDAR growth. Adjusted EBITDAR margins increased by approximately 150 basis points year over year. Ameristar Council Bluffs' financial performance was driven by a low single digit increase in gross gaming revenue and cost discipline.

Belterra Park contributed positively to segment net revenue performance, with net revenues of the property increasing at a mid-single digit pace in the 2016 fourth quarter. The property continues to focus on expanding awareness of its gaming and other guest amenities, profitably growing its database and gross gaming revenue production, and streamlining its cost structure.

Ameristar St. Charles generated Adjusted EBITDAR that was essentially unchanged year over year despite a low single digit decline in net revenues. 2016 fourth quarter operating performance was negatively impacted by a major construction project on the Interstate 70 interchange that serves Ameristar St. Charles, which impeded guest access to the property through its completion in November 2016. The Company expects the operating performance of Ameristar St. Charles to improve in 2017 due to improved guest access and the ramp up of new guest amenities that include a new poker room, dedicated high limit gaming space and Asian gaming and dining amenities.

South Segment
In the South segment, net revenues increased by $6.1 million or 3.2% year over year to $198.1 million in the 2016 fourth quarter. Adjusted EBITDAR increased by $9.5 million or 16.9% to $65.6 million. Adjusted EBITDAR margin was 33.1%, an increase of 390 basis points year over year. South segment Adjusted

EBITDAR benefited by approximately $1.1 million due to lower expense accruals from compensation program changes.

Net revenues at L'Auberge Baton Rouge increased at a mid single digit pace, while Adjusted EBITDAR growth was in excess of 20% year over year. L'Auberge Baton Rouge generated mid-teens slot coin-in and non-gaming revenue growth. A focus on operational efficiency permitted strong flow-through and margin expansion at L'Auberge Baton Rouge.

Net revenues at L'Auberge Lake Charles increased at a mid single digits pace, while Adjusted EBITDAR growth was in excess of 25% year over year. L'Auberge Lake Charles generated table volume growth of approximately 5%, slot coin-in growth of approximately 1.5%, and a 4% increase in non-gaming revenues. A focus on labor and general and administrative expense efficiency permitted strong flow-through and margin expansion at L'Auberge Lake Charles.

West Segment
West segment net revenues were $58.7 million in the 2016 fourth quarter, an increase of $4.2 million or 7.7% year over year. Adjusted EBITDAR was $21.6 million, an increase of $3.4 million or 18.7% year over year. Adjusted EBITDAR margin was 36.8%, an increase of 340 basis points year over year. West segment Adjusted EBITDAR benefited by approximately $0.4 million due to lower expense accruals from compensation program changes.

Ameristar Black Hawk produced high single digit net revenue growth and high teens Adjusted EBITDAR growth, which was driven by a mid single digit increase in table gaming volume and a high single digit increase in slot coin-in. Controllable expense discipline permitted strong flow-through and margin expansion of approximately 380 basis points at Ameristar Black Hawk.

The Jackpot properties produced mid single digit year over year net revenue growth and mid teens Adjusted EBITDAR growth.  The Jackpot properties experienced mid-single digit gaming and non-gaming revenue growth.

Corporate Expenses and Other
Corporate expenses and other, which is principally comprised of corporate overhead expenses, as well as the Heartland Poker Tour and Retama Park management operations, was essentially unchanged year over year in the 2016 fourth quarter at $20.9 million. Corporate expenses and other benefited by approximately $0.6 million due to lower expense accruals from compensation program changes.

Financial Strategy Progress
Carlos Ruisanchez, President and Chief Financial Officer of Pinnacle Entertainment, commented, "Pinnacle's fourth quarter represents continued strong execution of our operating and financial strategy. We continue to focus on prudent capital allocation, while we pursue growth and value enhancing opportunities. We have made progress on our commitment to reducing leverage and Conventional Debt outstanding, as our conventional leverage is now approximately 3.3x.

"In the 2016 fourth quarter, we repaid $11 million of Conventional Debt, bringing our total debt repayment to $42 million since the completion of our transaction with GLPI, adjusted for the debt we incurred to finance the purchase of The Meadows.

"At the same time, we spent $98 million on capital expenditures in 2016 to maintain the competitiveness of the businesses in our portfolio or to better position the Company to harvest a profitable revenue stream in both the gaming and non-gaming guest amenity areas. Additionally, in 2016, we funded the repurchase of approximately 6.2 million or 9.7% of our shares outstanding for $70 million, which was significantly accretive to our already strong free cash flow per share.

"We believe our ability to balance our commitment to leverage reduction while also investing in accretive opportunities is testament to our balance sheet strength and flexibility, strong free cash flow generation, and relentless focus on creating long term value for our shareholders.

"As we look to 2017, we expect to continue to drive operating cash flow growth, while maintaining our focus on growth and value drivers for our Company," concluded Mr. Ruisanchez.

Lease Payments

	For the three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015

	(amounts in thousands, unaudited)
Reduction of financing obligation related to Master Lease (1)	$11,751	$—	$30,988	$—
Interest expense attributable to financing obligation from Master Lease (1)	83,274	—	225,149	—
Total payments to GLPI related to Master Lease (1)	$95,025	$—	$256,137	$—

Long-term prepaid rent (2)	$2,275	$—	$2,831	$—
Rent expense attributable to Meadows Lease (2)	4,083	—	5,081	—
Total payments to GLPI related to Meadows Lease (2)	$6,358	$—	$7,912	$—

(1)
The Company completed its transactions with GLPI and entered into the Master Lease on April 28, 2016. The Company began accruing and making rent payments as of the closing date, as the Master Lease was not in effect for the entirety of the year ended December 31, 2016.

(2)
The Company completed the acquisition of the operations of The Meadows and entered into the Meadows Lease on September 9, 2016. The Company began making rent payments as of the closing date, as the Meadows Lease was not in effect for the entirety of the year ended December 31, 2016.

Interest Expense

(amounts in thousands)	For the three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015

	(Unaudited)		(Unaudited)
Interest expense attributable to financing obligation from Master Lease	$83,274	$—	$225,149	$—
Amount attributable to fees and interest expense on Conventional Debt (1)	12,763	58,353	108,024	244,708
Interest income	(37)	(50)	(484)	(300)
Capitalized interest	—	—	(105)	—
Other (2)	(823)	—	1,709	—
Interest expense, net	$95,177	$58,303	$334,293	$244,408

(1)
Represents fees and interest expense attributable to the Company's Conventional Debt, which was issued at the closing of the transactions with GLPI on April 28, 2016. The year ended December 31, 2016, which includes $76.5 million, and the prior year periods, represent fees and interest expense related to debt from borrowed money under the Former Pinnacle debt capital structure.

(2)
For the year ended December 31, 2016, represents a nonrecurring expense associated with the GLPI transaction, which was estimated at the time of closing the transactions with GLPI and adjusted to actual during the 2016 fourth quarter, which resulted in a benefit for the three months ended December 31, 2016.

Liquidity and Capital Expenditures

Liquidity
As of December 31, 2016, the Company had approximately $185.1 million in cash and cash equivalents. As of December 31, 2016, approximately $107.2 million was drawn on the Company's $400 million revolving credit facility and approximately $11.0 million of letters of credit were outstanding.

As of December 31, 2016, the Company had a total principal balance of Conventional Debt of $953 million, a decrease of approximately $11 million compared to the balance as of September 30, 2016. On October 12, 2016, the Company completed a private offering of additional 2024 Senior Notes. The net proceeds of the offering were used to repay a portion of the borrowings under the Company's revolving credit facility that were incurred to finance the acquisition of The Meadows.

Capital Expenditures
Capital expenditures were approximately $24.8 million in the 2016 fourth quarter and related to the Company's existing assets, businesses and corporate initiatives. Capital expenditures for the full year ended December 31, 2016 were $97.9 million.

In 2017, the Company anticipates capital expenditure related to maintenance capital expenditures on existing operating assets, businesses and corporate initiatives to be between approximately $100 million and $110 million.

Investor Conference Call
Pinnacle Entertainment will hold a conference call for investors today, Wednesday, February 22, 2017, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to discuss its 2016 fourth quarter and full year financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 70130653. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available to all interested parties in the Events & Presentations section of the Company’s Investor Relations website following its conclusion. The Company’s Investor Relations website can be accessed at http://investors.pnkinc.com.

Glossary of Terms

Adjusted EBITDAR: is defined for each segment as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest, discontinued operations and rent expense associated with the Meadows Lease, which the Company accounts for as an operating lease. The Company uses Adjusted EBITDAR to compare operating results among its properties and between accounting periods.
Adjusted EBITDAR margin: is defined as each segment’s Adjusted EBITDAR divided by net revenues for such segment. The Company uses Adjusted EBITDAR margin to compare operating results among its properties and between accounting periods.
Adjusted Lease Payments: is defined as Lease Payments adjusted as if the Master Lease had been in place for the entirety of the applicable current and prior year periods, as the Company owned and operated the 14 gaming entertainment businesses associated with the Master Lease in both time periods. Lease Payments associated with the Meadows Lease are actual lease payments included in the current year periods, the prior year periods lease payments were not adjusted for the Meadows Lease as the Company did not own and operate that business in the applicable prior year periods or consolidate its financial results for those time periods.
Cash Income Taxes: is defined as the cash payments made for income taxes to Federal and State governmental agencies made during the period.
Cash Interest Expense: is defined as the cash paid for interest on Conventional Debt in the period.
Capital expenditures: is defined as cash payments made in connection with capital improvements at the Company's existing operating businesses, for corporate initiatives or on growth and expansion projects, both stand alone and to improve the Company's existing operating businesses. These reflect cash payments made during the period as opposed to accrued capital expenditures reflected in the financial statements.
Consolidated Adjusted EBITDAR: is defined as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest, discontinued operations and rent expense associated with the Meadows Lease, which the Company accounts for as an operating lease. Management eliminates the results from discontinued operations.
Consolidated Adjusted EBITDA, net of Lease Payments: is defined as Consolidated Adjusted EBITDAR (which is defined above) minus Adjusted Lease Payments (which is defined above).
Consolidated Adjusted EBITDAR Margin: The Company defines Consolidated Adjusted EBITDAR margin as Consolidated Adjusted EBITDAR divided by revenues on a consolidated basis.
Conventional Debt: is defined as debt from borrowed money, which substantially consists of the outstanding principal amount from the Company's senior secured credit facilities, which consists of a $400 million revolving credit facility, a term loan A facility, a term loan B facility and the Company's 5.625% Senior Notes due 2024.

Financing Obligation: is defined as the liability recorded on the Company's balance sheet in connection with the Master Lease. As a result of the transaction with GLPI, the Company's Master Lease with GLPI is accounted for as a financing obligation in accordance with GAAP. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI under the Master Lease over the remaining lease term, which includes all renewal options. The derivation of the present value of the future minimum lease payments is made using an imputed borrowing rate of 10.5%.
Former Pinnacle: is defined as Pinnacle Entertainment, Inc. prior to the spin-off of its operating businesses and the sale of substantially all of its real estate assets to GLPI on April 28, 2016.
Lease Payments: is defined as cash rent payments made to GLPI for the Master Lease and the Meadows Lease. The Company’s initial annual rent is $377 million under the Master Lease. The Company began making rent payments to GLPI under the Master Lease on April 28, 2016. The Company’s initial annual rent is $25.4 million under the Meadows Lease. The Company began making rent payments to GLPI under the Meadows Lease on September 9, 2016.
Master Lease or GLPI Master Lease: is defined as the lease the Company entered into on April 28, 2016 through which it leases real property for the operation of 14 gaming entertainment businesses from GLPI. The lease has a 35-year term, with an initial term of 10-years and five, five year renewal periods (at the Company's option). The Master Lease is subject to annual escalation, contingent upon meeting a minimum rent coverage ratio of 1.8x, and periodic percentage rent resets equal to 4% of the increase/decrease of average trailing revenue above/below benchmark year revenues in each reset year (resets occur every two years, beginning in lease year three).
Meadows Lease: is defined as the lease the Company entered into on September 9, 2016 through which it leases real property for the operation of The Meadows gaming entertainment business. The lease has a 10-initial term with renewal terms up to a total of 29 years (at the Company's option). The Master Lease is subject to annual escalation, contingent upon meeting a minimum rent coverage ratio of 1.8x in lease year one, 1.9x in lease year two, and 2.0x thereafter. Additionally, the lease is subject to periodic percentage rent resets equal to 4% of the increase/decrease of average trailing revenue above/below benchmark year revenues in each reset year (resets occur every two years, beginning in lease year three).

Non-GAAP Financial Measures

The Non-GAAP Financial Measures used in this press release include Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.
The Company uses Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDAR has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management also reviews pre-opening, development and other costs separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin are useful measures for investors because they are indicators of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. Consolidated Adjusted EBITDAR also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDAR does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
In addition, the Company uses Consolidated Adjusted EBITDA, net of Lease Payments as a relevant and useful measure to compare operating results between accounting periods. Management believes that Consolidated Adjusted EBITDA, net of Lease Payments is useful to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of Adjusted Lease Payments and to assess the historical impact of the Adjusted Lease Payments as if they had been incurred in prior evaluation periods.
Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definitions based on historical activity.
Each of these measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 16 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio and Pennsylvania. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

Forward Looking Statements
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “could,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements, may include, without limitation, statements regarding the Company’s business generally, expected results of operations and future operating performance and future growth; adequacy of resources to fund development and expansion projects, liquidity, financing options, including the state of the capital markets and our ability to access the capital markets; the state of the credit markets and economy, cash needs, cash reserves, operating and capital expenses, expense reductions, the sufficiency of insurance coverage, anticipated marketing costs at various projects; the future outlook of the Company and the gaming industry and pending regulatory and legal matters; the ability of the Company to continue to meet its financial and other covenants governing its indebtedness and the Master Lease and Meadows Lease; the Company’s ability to successfully integrate the operations of the Meadows into the Company and the expected synergies and benefits of the acquisition of the operations of the Meadows, the Company’s anticipated future capital expenditures; the ability to implement strategies to improve revenues and operating margins at the Company’s properties; reduce costs and debt; the Company’s ability to successfully implement marketing programs to increase revenue at the Company’s properties; and the Company’s ability to improve operations and performance at the Company’s properties. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control that could cause actual results to differ materially from actual those reflected in such statements. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. Additional factors and uncertainties include, but are not limited to: the Company’s sensitivity to reductions in consumers’ discretionary spending as a result of downturns in the economy; significant competition in the gaming industry in all of the Company’s markets, which could adversely affect the Company’s revenues and profitability; the Company is required to pay a significant portion of its cash flows pursuant to and subject to the terms and conditions of the Master Lease and Meadows Lease, which could adversely affect our ability to fund the Company’s operations and growth and limit the Company’s ability to react to competitive and economic changes; harm to the Company from cyber security attacks, which could adversely affect the Company’s revenues and profitability; the operating and financial restrictions on the Company imposed by the terms of the Company’s credit facility and the indenture and Master Lease and Meadows Lease; the Company may not be able to realize the synergies and benefits from the acquisition of the operations of the Meadows; and other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Information Statement on Form 10, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

References in this press release to "Pinnacle Entertainment, Inc.," "Pinnacle," "Company," "we," "our" or "us" refer to Pinnacle Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Ameristar, Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge, River City, Meadows, mychoice, and Belterra Park are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations & Financial Media
Vincent J. Zahn, CFA
Vice President & Treasurer
investors@pnkmail.com
(702) 541-7777

- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)

	For the three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015

	(unaudited)		(unaudited)
Revenues:
Gaming	$571,390	$500,919	$2,128,026	$2,048,272
Food and beverage	33,026	30,551	126,927	125,775
Lodging	11,874	11,473	50,745	50,961
Retail, entertainment and other	21,134	15,476	73,157	66,840
Total revenues	637,424	558,419	2,378,855	2,291,848
Expenses and other costs:
Gaming	313,770	271,200	1,135,951	1,094,803
Food and beverage	31,524	29,487	120,791	118,323
Lodging	6,219	5,593	24,895	25,001
Retail, entertainment and other	9,184	6,392	28,483	28,426
General and administrative	113,923	107,274	454,790	426,064
Depreciation and amortization	55,943	55,260	218,366	242,550
Pre-opening, development and other costs	1,029	2,535	55,980	14,247
Impairment of goodwill	1,157	—	322,457	4,757
Impairment of other intangible assets	17,000	28,000	146,500	33,845
Write-downs, reserves and recoveries, net	3,137	6,713	16,967	2,666
Total expenses and other costs	552,886	512,454	2,525,180	1,990,682
Operating income (loss)	84,538	45,965	(146,325)	301,166
Interest expense, net	(95,177)	(58,303)	(334,293)	(244,408)
Loss on early extinguishment of debt	—	—	(5,207)	—
Loss from equity method investment	—	—	(90)	(83)
Income (loss) from continuing operations before income taxes	(10,639)	(12,338)	(485,915)	56,675
Income tax benefit (expense)	1,600	(1,887)	28,035	(14,560)
Income (loss) from continuing operations	(9,039)	(14,225)	(457,880)	42,115
Income from discontinued operations, net of income taxes	—	306	433	5,494
Net income (loss)	(9,039)	(13,919)	(457,447)	47,609
Net loss attributable to non-controlling interest	(13)	(7)	(37)	(1,278)
Net income (loss) attributable to Pinnacle Entertainment, Inc.	$(9,026)	$(13,912)	$(457,410)	$48,887
Net income (loss) per common share—basic
Income (loss) from continuing operations	$(0.16)	$(0.23)	$(7.80)	$0.71
Income from discontinued operations, net of income taxes	—	0.00	0.01	0.09
Net income (loss) per common share—basic	$(0.16)	$(0.23)	$(7.79)	$0.80
Net income (loss) per common share—diluted
Income (loss) from continuing operations	$(0.16)	$(0.23)	$(7.80)	$0.68
Income from discontinued operations, net of income taxes	—	0.00	0.01	0.09
Net income (loss) per common share—diluted	$(0.16)	$(0.23)	$(7.79)	$0.77

Number of shares—basic	55,819	61,311	58,741	61,030
Number of shares—diluted	55,819	61,311	58,741	63,321

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Pinnacle Entertainment, Inc.
Supplemental Information
Revenues, Adjusted EBITDAR, Consolidated Adjusted EBITDAR and
Consolidated Adjusted EBITDA, net of Lease Payments
(amounts in thousands, unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
Revenues:
Midwest (1,8)	$379,126	$310,451	$1,359,940	$1,265,607
South (2)	198,111	191,993	777,104	793,250
West (3)	58,706	54,533	235,942	226,569
Total Segment Revenues	635,943	556,977	2,372,986	2,285,426
Corporate and Other (4)	1,481	1,442	5,869	6,422
Total Revenues (8)	$637,424	$558,419	$2,378,855	$2,291,848

Adjusted EBITDAR:
Midwest (1,8)	$103,388	$89,757	$402,363	$379,297
South (2)	65,599	56,135	246,097	238,977
West (3)	21,655	18,244	88,419	81,712
Segment Adjusted EBITDAR	190,642	164,136	736,879	699,986
Corporate Expenses and Other (4)	(20,939)	(20,846)	(82,383)	(82,966)
Consolidated Adjusted EBITDAR (5,7,8)	169,703	143,290	654,496	617,020
Adjusted Lease Payments (6)	(101,383)	(95,025)	(384,912)	(377,000)
Consolidated Adjusted EBITDA, net of Lease Payments (5,7)	$68,320	$48,265	$269,584	$240,020
Consolidated Adjusted EBITDAR margin % (5,7)	26.6%	25.7%	27.5%	26.9%

(1)	Consists of Council Bluffs, East Chicago, Kansas City, St. Charles, Belterra Casino, Belterra Park, Meadows and River City.

(2)	Consists of Vicksburg, Bossier City, New Orleans, Baton Rouge, and Lake Charles.

(3)	Consists of Black Hawk, Cactus Petes, and Horseshu.

(4)	Includes corporate expenses, as well as Heartland Poker Tour and results from the management of Retama Park.

(5)
The GLPI Master Lease is accounted for as a financing obligation. Payments made to GLPI for the Master Lease are recorded as a reduction of the financing obligation on the balance sheet for the Master Lease and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI for the Master Lease are not recorded as an operating expense and are not reflected in Consolidated Adjusted EBITDAR. The Meadows Lease is accounted for as an operating lease. The Company records rent expense related to this lease as an operating expense in its Condensed Consolidated Statements of Operations. Consolidated Adjusted EBITDAR is presented before the impact of rent expense associated with the Meadows Lease.

(6)
See Glossary of Terms for a detailed description of Adjusted Lease Payments. The Company made cash payments to GLPI for the Master Lease and Meadows Lease of $95.0 million and $6.4 million, respectively, in the three months ended December 31, 2016 and $256.1 million and $7.9 million, respectively, in the year ended December 31, 2016.

(7)
See Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

(8)
The Company's financial results for the year ended December 31, 2016 reflect 114 days of contribution from The Meadows, including net revenues of $83.9 million and Adjusted EBITDAR of $12.9 million. The Meadows contributed net revenues of $68.3 million and Adjusted EBITDAR of $11.5 million in the 2016 fourth quarter.

2

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	December 31, 2016	December 31, 2015
	(unaudited)
ASSETS
Cash and cash equivalents	$185,093	$164,034
Other assets	1,123,483	1,500,928
Land, buildings, vessels and equipment, net	2,768,491	2,856,011
Assets held for sale and assets of discontinued operations	—	9,938
Total assets	$4,077,067	$4,530,911

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Liabilities, other than long-term debt and long-term financing obligation	$336,706	$351,844
Long-term debt, including current portion (1)	936,700	3,627,735
Long-term financing obligation, including current portion (2)	3,163,299	—
Deferred income taxes	13,242	187,823
Total liabilities	4,449,947	4,167,402
Total stockholders' equity (deficit)	(372,880)	363,509
Total liabilities and stockholders' equity (deficit)	$4,077,067	$4,530,911

(1)
The December 31, 2016 balance represents Conventional Debt related to the Company's senior secured credit facilities and 5.625% Senior Notes due 2024, net of debt issuance costs and debt discount/premium. Total net (debt issue costs) and (discount) premium were $(16.2) million and $10.3 million as of December 31, 2016 and December 31, 2015, respectively.

(2)
The Master Lease is accounted for as a financing obligation. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI for the Master Lease over the remaining lease term, which includes all renewal options since they were reasonably assured of being exercised at the inception of the Master Lease. The derivation of the present value of the future minimum lease payments is calculated using an imputed borrowing rate of 10.5%.

3

Pinnacle Entertainment, Inc.
Supplemental Information
Principal Balances of Conventional Debt
(amounts in thousands)

	December 31, 2016	December 31, 2015
	(unaudited)
Former Revolving Credit Facility (1)	$—	$750,118
Former Term Loan B-2 (1)	—	302,249
Revolving Credit Facility (2)	107,220	—
Term Loan A Facility (2)	180,375	—
Term Loan B Facility (2)	165,250	—
Senior Secured Credit Facilities	452,845	1,052,367
Senior and Senior Subordinated Notes (3)	500,000	2,565,000
Other	76	83
Total Conventional Debt	$952,921	$3,617,450

(1)
Represents the outstanding principal amount of Conventional Debt of the Company's former senior secured credit facilities, which was repaid in full and terminated as a part of the transactions with GLPI.

(2)
Represents the outstanding principal amount of Conventional Debt from the Company's senior secured credit facilities, which consists of a revolving credit facility, a term loan A facility and a term loan B facility.

(3)
Represents the outstanding principal amount of Conventional Debt. As of December 31, 2016, consists of the Company's 5.625% Senior Notes due 2024, $375.0 million of which was issued on April 28, 2016 and $125.0 million of which was issued on October 12, 2016. As of December 31, 2015, consisted of the Former Pinnacle's 6.375% Senior Notes due 2021, 7.50% Senior Notes due 2021, 7.75% Senior Subordinated Notes due 2022 and 8.75% Senior Subordinated Notes due 2020, which were fully redeemed as a part of the transactions with GLPI.

4

Pinnacle Entertainment, Inc.
Supplemental Information
Selected Cash Flow Data
(amounts in thousands)

	For the three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015

	(unaudited)		(unaudited)
Cash paid for interest related to Conventional Debt (1)	$15,366	$75,826	$113,647	$232,002
Cash paid (received) for state and federal income taxes	$2,658	$111	$12,469	$(17,316)
Capital expenditures	$24,829	$26,488	$97,932	$84,032

(1)
Represents cash paid for fees and interest associated with the Company's Conventional Debt. The year ended December 31, 2016, which includes $88.4 million, and the prior year periods, represent cash paid for interest related to debt from borrowed money under Former Pinnacle’s debt capital structure. The 5.625% Senior Notes due 2024 pay interest semi-annually on May 1st and November 1st of each year.

5

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of Consolidated Adjusted EBITDA, net of Lease Payments and
Consolidated Adjusted EBITDAR to Income (Loss) from Continuing Operations and
Consolidated Adjusted EBITDAR Margin to Income (Loss) from Continuing Operations Margin
(amounts in thousands, unaudited)

	For the three months ended December 31,		For the year ended December 31,
	2016	2015	2016	2015
Consolidated Adjusted EBITDA, net of Lease Payments (1,3)	$68,320	$48,265	$269,584	$240,020
Adjusted Lease Payments (2)	101,383	95,025	384,912	377,000
Consolidated Adjusted EBITDAR (1,3)	169,703	143,290	654,496	617,020

Other benefits (costs):
Rent expense under the Meadows Lease	(4,083)	—	(5,081)	—
Depreciation and amortization	(55,943)	(55,260)	(218,366)	(242,550)
Pre-opening, development and other costs	(1,029)	(2,535)	(55,980)	(14,247)
Non-cash share-based compensation expense	(2,816)	(4,817)	(35,470)	(17,789)
Impairment of goodwill	(1,157)	—	(322,457)	(4,757)
Impairment of other intangible assets	(17,000)	(28,000)	(146,500)	(33,845)
Write-downs, reserves and recoveries, net	(3,137)	(6,713)	(16,967)	(2,666)
Interest expense, net	(95,177)	(58,303)	(334,293)	(244,408)
Loss from equity method investment	—	—	(90)	(83)
Loss on early extinguishment of debt	—	—	(5,207)	—
Income tax benefit (expense)	1,600	(1,887)	28,035	(14,560)
Income (loss) from continuing operations	$(9,039)	$(14,225)	$(457,880)	$42,115
Consolidated Adjusted EBITDAR margin % (3)	26.6%	25.7%	27.5%	26.9%
Income (loss) from continuing operations margin %	(1.4)%	(2.5)%	(19.2)%	1.8%

(1)
The GLPI Master Lease is accounted for as a financing obligation. Under this method, payments made to GLPI for the Master Lease are recorded as a reduction of the financing obligation on the balance sheet for the Master Lease and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI for the Master Lease are not recorded as an operating expense and are not reflected in Consolidated Adjusted EBITDAR. The Meadows Lease is accounted for as an operating lease. Under this method, the Company records rent expense associated with this lease as an operating expense in its Condensed Consolidated Statements of Operations. Consolidated Adjusted EBITDAR is presented before the impact of rent expense associated with the Meadows Lease.

(2)
See Glossary of Terms for a detailed description of Adjusted Lease Payments. The Company made cash payments to GLPI for the Master Lease and Meadows Lease of $95.0 million and $6.4 million, respectively, in the three months ended December 31, 2016 and $256.1 million and $7.9 million, respectively, in the year ended December 31, 2016.

(3)
See the Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

6